EXHIBIT 10.8

EXECUTIVE EMPLOYMENT AGREEMENT
OF CHARLES MAZZACATO

This Executive Employment Agreement is entered into this 27th day of July 2004 and effective as of August 1, 2004, between Axion Power International, Inc., a Delaware corporation, having a place of business at 100 Caster Avenue, Vaughan, Ontario Canada (the "Company") and Charles Mazzacato of Toronto, Ontario, Canada (the "Executive").

WHEREAS, the Company is engaged in research and development relating to a novel battery technology that replaces the lead-based negative electrode in a lead-acid battery with a highly permeable nanoporous carbon electrode; and

WHEREAS, the Company is desirous of making appropriate long-term arrangements for the management of its business affairs; and

WHEREAS, the Company is desirous of retaining the Executive to serve as its Chief Executive Officer on the conditions set forth herein for the entire term of this Agreement, and

WHEREAS, in such capacity, the Executive will have access to all of the business methods and confidential information relating to the Company and its business activities including, but not limited to, its proprietary techniques and technologies, its operational and financial matters, its business and financial and development plans, its personnel training and development programs and its industry relationships.

NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.    Executive Representations and Warranties. The Executive represents and warrants to the Company that he is free to accept employment hereunder and that he has no prior or other obligations or commitments of any kind to anyone that would in any way hinder or interfere with his acceptance of, or the full, uninhibited and faithful performance of this Agreement, or the exercise of his best efforts as an executive officer of the Company.

2.    Employment and Duties. The Company shall employ the Executive as the Chief Executive Officer of the Company and its wholly owned subsidiary Axion Power Corporation, a Canadian Federal corporation, or in such other comparable executive capacity as the Board of Directors of the Company shall specify from time to time. The Executive shall be employed by and will work for the Company at Company's office in the Toronto Metropolitan Area. The Executive’s initial responsibilities shall include all of the duties and responsibilities of the Chief Executive Officer as described in the By-laws of the Company (as supplemented by a more detailed job description that will subsequently be negotiated between the Executive and the Board of Directors), as the same may be amended from time to time. In addition, the Executive shall, perform such other mutually agreeable functions and duties as the Board of Directors may entrust or delegate to him from time to time.

3.    Conduct of Executive. During the entire Term of this Agreement, the Executive shall devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. During the entire Term of this Agreement, the Executive shall agree to serve as a member of the Company’s Board of Directors if appointed to such position by the board of directors or elected to such position by the shareholders of the Company. In furtherance of the foregoing:

(a)    The Executive understands and agrees that he owes the Company a fiduciary duty, without limiting any other obligations or requirements that are imposed on the Executive elsewhere in this Employment Agreement or by law. As such, the Executive shall occupy a position of and commit to the highest degree of trust, loyalty, honesty and good faith in all of his dealings with and on behalf of the Company.

(b)    The Executive represents that his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity. The Executive specifically represents that he has not brought to the Company (during the period before the signing of this Agreement) and he will not bring to the Company any materials or documents of a former or present employer, or any confidential information or property of any other person, firm or entity.

(c)    The Executive shall not, without disclosure to and approval of the Board of Directors of the Company, directly or indirectly, assist or have an active interest in (whether as a principal, stockholder, lender, employee, officer, director, partner, consultant or otherwise) in any person, firm, partnership, association, corporation or business organization, entity or enterprise that competes with or is engaged in a business which is substantially similar to the business of the Company except that ownership of not more than 1% of the outstanding securities of any class of any publicly-held corporation shall not be deemed a violation of this sub-paragraph 3(c).

(d)    The Executive shall promptly disclose to the directors of the Company, in accordance with the Company’s policies, full information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, Executive, director, officer, partner, consultant or otherwise) in any business which, as reasonably known to the Executive purchases or provides services or products to the Company or any of its subsidiaries, provided that the Executive need not disclose any such interest resulting from ownership of not more than 1% of the outstanding securities of any class of any publicly-held corporation.

(e)    The Executive shall not disclose to any person or entity (other than to the Company’s Board of Directors or to others as required, in his judgment, in the due performance of his duties under this Agreement) any confidential or secret information with respect to the business or affairs of the Company or any of its subsidiaries or affiliates.

For a period of one year after termination for cause, the Executive shall not engage in any business or activity that is directly competitive with the business of the Company, including the activities described above. Notwithstanding the generality of the foregoing, nothing in this Agreement shall be deemed to preclude the Executive from participating in other business opportunities if and to the extent that (i) such business opportunities are not directly competitive with the business of the Company, (ii) the Executive’s activities with respect to such opportunities do not have a material adverse effect on the performance of the Executive’s duties hereunder, and (iii) the Executive’s activities with respect to such opportunity have been fully disclosed in writing to the Company’s Board of Directors.

4.    Conditions of Employment.

(a)    Term of Employment. Unless terminated earlier in accordance with the provisions of this Agreement, the Company will employ the Executive for a four-year period commencing on August 1, 2004 and terminating on July 31, 2008 (the "Term"). Not less than 90 days before the termination of this Agreement, the Company and the Executive shall open negotiations for a suitable contract renewal. In the absence of a renewal contract, this agreement shall be automatically renewed for an additional two-year term.

(b)    Place of Employment. The Executive shall occupy offices at the Company’s principal executive office in the Toronto Metropolitan Area (or at such other Company office as the Company and the Executive may agree from time to time) which will be maintained for his use by the Company at the Company’s expense. The Executive shall not be required during the Term of this Agreement to relocate from the Toronto Metropolitan Area to any other business location maintained by the Company although the Executive expressly agrees that regular travel shall be necessary as part of his duties.

(c)    Ownership of Company Records and Reports. The Executive shall not, except in the performance of his duties hereunder, at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles, or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written or otherwise recorded materials of any kind whatever belonging to or in the possession of the Company, or of any subsidiary or affiliate of the Company, including but not limited to materials describing or in any way relating to the Company’s business activities including, but not limited to, its proprietary techniques and technologies, its operational and financial matters, its business and financial and development plans, its personnel training and development programs and its industry relationships. The Executive shall have no right, title or interest in any such material, and the Executive agrees that, except in the performance of his duties hereunder, he will not, without the prior written consent of the Company remove any such material from any premises of the Company, or any subsidiary or affiliate of the Company, and immediately upon the termination of his employment for any reason whatsoever Executive shall return to the Company all such material in his possession.

(d)    Company's Trade Secrets. Without the prior written consent of the Company, the Executive shall not at any time (whether during or after his employment with the Company) use for his own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, association, corporation or business organization, entity or enterprise, or disclose in any manner to any person, firm, partnership association, corporation or business organization, entity or enterprise, except in the performance of his duties hereunder, any trade secrets, or any information data, know-how or knowledge constituting trade secrets belonging to, or relating to the affairs of the Company, or any subsidiary, former subsidiary, or affiliate of the Company.

(e)    Inventions, Copyrights. Trademarks. The Executive shall promptly disclose to the Company (and to no one else) all improvements, discoveries, ideas and inventions that may be of significance to the Company, or any subsidiary or affiliate of the Company, made or conceived alone or in conjunction with others (whether or not patentable, whether or not made or conceived at the request of or upon the suggestion of the Company or any subsidiary or affiliate of the Company during or out of his usual hours of work or in or about the premises of the Company or elsewhere) while in the employ of the Company or of any subsidiary or affiliate of the Company, or made or conceived within one year after the termination of his employment by the Company or of any subsidiary or affiliate of the Company if resulting from, suggested by or relating to such employment. All such improvements, discoveries, ideas and inventions shall be the sole and exclusive property of the Company and are hereby assigned to the Company. At the request of the Company and at its cost, the Executive shall assist the Company, or any person or persons from time to time designated by it, to obtain the copyright, trademark and/or grant of patents in the United States and/or in such other country or countries as may be designated by the Company, covering such improvements, discoveries, ideas and inventions and shall in connection therewith and in connection with the defense of any patents execute such applications, statements or other documents, furnish such information and data and take all such other action (including, but not limited to, the giving of testimony) as the Company may from time to time reasonably request.

5.    Compensation. The Company shall compensate the Executive for all services to be rendered by him during the Term as follows:

(a)    The Executive shall receive a Salary of $128,000 (Cdn.) per year during the period commencing on August 1, 2004 and terminating on July 31, 2005. Thereafter, the Executive’s Salary shall be reviewed on an annual basis and the amount of such Salary shall be subject to renegotiation on the basis of the performance of the Executive and the performance of the Company.

(b)    The Executive shall participate in any executive compensation plans adopted by the shareholders of the Company; provided, however, that the discretionary authority to determine the level of the Executive’s participation therein and the terms and conditions of such participation shall remain vested in the Compensation Committee of the Board of Directors and the Compensation Committee shall have the authority to adjust such participation upward or downward from time to time in its sole discretion.

(c)    The Executive shall participate, without cost to the Executive, in the Company's standard employee benefit programs, including but not limited to medical and hospitalization insurance and group life insurance, as in effect from time to time.

(d)    The Executive shall be entitled to an automobile allowance of $750 (Cdn.) per month, plus reimbursement at the maximum allowable rate under applicable income tax rules for all reasonable business use of the automobile.

(e)    During the Term of this Agreement, the Company will reimburse the Executive for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties hereunder upon presentation of vouchers, receipts or other evidence of such expenses in accordance with the policies of the Company, and provided that the Executive shall incur no costs or expenses that exceed five thousand dollars without prior authorization of the Company.

(f)    Notwithstanding any other provision of this Agreement, it is agreed that the Executive shall be entitled to receive such incentive bonuses, stock options and other benefits as the Compensation Committee of the Board of Directors may grant from time to time.

(g)    Notwithstanding the general provisions of the Company’s Policy Manual relating to vacations, the Executive shall be entitled to a total of four (4) weeks of paid vacation per year. Except for the 4-week time period herein specified, all other provisions of the Policy Manual relating to vacation scheduling will be applicable to vacation time allocated to the Executive hereunder.

6.    Grant of Stock Purchase Option. The Company acknowledges that the Executive has agreed to devote substantially all of his business time and effort to the Company during the entire Term of this Agreement. In recognition of the opportunity costs associated with such actions, the Executive is hereby granted an option to purchase 240,000 shares of the Company’s common stock at an exercise price of $4.00 (U.S.) per share. On each anniversary date of the effective date of this agreement, one-quarter of the options (60,000 shares) shall vest and become immediately exercisable. From and after the vesting dates, the vested options may be exercised at any time or from time to time, in whole or in part, for a period of five years. The option agreement attached hereto as "Exhibit A" shall be executed concurrently with this agreement.

7.    Termination of Employment.

(a)    This Agreement and the compensation payable to Executive hereunder shall terminate and cease to accrue forthwith upon Executive's death.

(b)    Upon termination of this Agreement by the Company prior to the end of the initial term, except for termination based upon an intentional act on the part of Executive including, by way of example, the refusal to perform work when the Executive is physically and mentally able to do so or engaging in competition with the Company, the Executive shall receive as a complete and total settlement of all of claims against the Company relating to his employment and termination, immediately upon termination, a lump sum payment equal to six month’s base annual salary (said sum shall hereinafter be referred to as "Liquidated Damages"). If Executive is terminated by reason of an intentional act on his behalf, Executive shall be due no compensation other than accrued base salary owing up to the time of termination.

(c)    At the end of the initial term of this agreement, the Executive’s employment may be terminated by either party for any reason, or for no reason, upon written notice given not less than 90 days prior to of the termination date.

8.    Specific Performance. If any portion of this Agreement is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect any remaining provision. The Executive acknowledges and agrees that the Company's remedy at law for any breach of any of his obligations hereunder would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Agreement without the necessity of proof of actual damage and without any bond or other security being required. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have.

9.    Miscellaneous.

(a)    The failure of a party to insist on any occasion upon strict adherence to any Term of this Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that Term or any other Term of this Agreement. Any waiver must be in writing.

(b)    All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered mail, return receipt requested, and shall be deemed given when so delivered or mailed, to a party at such address as a party may, from time to time, designate in writing to the other party.

(c)    Notwithstanding the termination of the Executive’s employment hereunder, the provisions of Paragraphs 6, 8 and 9 shall survive such termination.

(d)    This Agreement shall be assigned to and inure to the benefit of, and be binding upon, any successor to substantially all of the assets and business of the Company as a going concern, whether by merger, consolidation, liquidation or sale of substantially all of the assets of the Company or otherwise.

(e)    This Agreement constitutes the entire Agreement between the parties regarding the above matters, and each party acknowledges that there are no other written or verbal Agreements or understandings relating to such subject matter between the Executive and the Company or between the Executive and any other individuals or entities other than those set forth herein. No amendment to this Agreement shall be effective unless it is in writing and signed by both the parties hereto.

(f)    Paragraph 6 of this Agreement shall be construed in accordance with the General Corporation Law of Delaware. All other provision of this Agreement shall be construed according to the laws of the Province of Ontario Canada pertaining to Agreements formed and to be performed wholly within the Province of Ontario. In the event action is brought to enforce any provisions of this Agreement, the prevailing party shall be entitled to reasonable legal fees as fixed by the court. The Executive represents and warrants that he has reviewed this Agreement in detail with his legal and other advisors, as he considers appropriate, and that he fully understands the consequences to him of its provisions. The Executive is relying on his own judgment and the judgment of his advisors with respect to this Agreement.

(g)    In the event a dispute arises out of, in connection with, or with respect to this Agreement, or any breach thereof, such dispute shall, on the written request of one party delivered to the other party, be submitted to and settled by binding arbitration before a single arbitrator conducted in Toronto, Ontario, Canada in accordance with Arbitrations Act (Ontario). The award of such arbitrator shall be final other than appeals under sections 45(2) and 45(3) of the Arbitration Act of Ontario and may be entered by any party hereto in any court of competent jurisdiction. The party against whom the arbitrator’s award is rendered shall pay all costs and expenses of such arbitration, unless the arbitrator shall specifically allocate costs in a different manner because the award is not entirely in favor of either party

(h)    This Agreement may be executed in any number of counterparts, which will each be deemed to be an original for all purposes hereof.

IN WITNESS WHEREOF, the parties have signed this agreement intending to be bound thereby.

	Axion Power International, Inc.	Charles Mazzacato

By:	/s/ Thomas Granville	/s/ Charles Mazzacato
	Thomas Granville, Chairman	Charles Mazzacato

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NONQUALIFIED STOCK OPTION AGREEMENT

AXION POWER INTERNATIONAL, INC.
(The Options Represented Hereby Are Not Presently Exercisable)

THIS OPTION AGREEMENT ("Option Agreement") is dated and delivered effective as of August 1, 2004, in Vaughan, Ontario, Canada between AXION POWER INTERNATIONAL, INC., a Delaware corporation (hereinafter called the "Company") and CHARLES MAZZACATO (hereinafter called "Optionee"):

R E C I T A L S

The Company and the Optionee have entered into an employment agreement that requires the Company to grant the Optionee an option to purchase 240,000 shares of the Company’s common stock at a price of $4.00 (U.S.) per share as partial consideration for the services to be rendered under the agreement.

The Board of Directors (the "Board") has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein (the "Option") as an inducement to serve as an employee of the Company and to provide Optionee with a proprietary interest in the future of the Company;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.    Grant of the Option. The Company hereby grants to Optionee the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of 240,000 shares (the "Stock") of the presently authorized but unissued common stock, par value $.0001 per share, of the Company (the "Common Stock"). The purchase price of the Stock subject to this Option shall be $4.00 (U.S.) per share.

2.    Vesting of the Option. As long as the Optionee remains an employee of the Company, the option granted hereby shall vest at the rate of 60,000 shares per year commencing on July 31, 2005. If the Optionee ceases to be an employee of the Company prior to the first vesting date, there shall be no ratable accrual for partial service periods and all options evidenced hereby shall be immediately forfeit. After the first full-year of service, options shall accrue ratably during the periods between vesting dates. If the Optionee ceases to be an employee of the Company after the first vesting date and before the final vesting date, any vested options that are not exercised within 60 days after the termination of such employment shall be forfeit. Notwithstanding the generality of the foregoing, rights represented by vested options shall not be affected by the termination of the Optionee’s employment because of the disability or death of the Optionee.

3.    Exercise of Option.

(a)    Vested Options may only be exercised by the Optionee who shall have the right to exercise such Option in whole or in part, at any time or from time to time during the period commencing on a vesting date and terminating on the sixth anniversary of such vesting date. The Option is not transferable or assignable by the Optionee other than by will, as a result of the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. If the Option is transferred by will, as a result of the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order, the transferee shall have all of the rights, powers and privileges that the Optionee would have had in the absence of such a transfer.

(b)    This Option may be exercised by written notice of intent to exercise the Option delivered to the Company at its principal office no fewer than five days in advance of the effective date of the proposed exercise. Such notice shall be accompanied by this Agreement, shall specify the number of shares of Common Stock with respect to which the Option is being exercised and shall specify the proposed effective date of such exercise. Such notice shall also be accompanied by payment in full to the Company at its principal office of the option price for the number of shares of the Common Stock with respect to which the Option is then being exercised. The payment of the option price shall be made in cash or by certified check, bank draft, or postal or express money order payable to the order of the Company or, with the consent of the Board, in whole or in part in Common Stock which is owned by the Optionee and valued at its Fair Market Value on the date of exercise. Any payment in shares of Common Stock shall be effected by delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents or evidence as the Secretary of the Company shall require from time to time.

(c)    Upon the Company’s determination that the Option has been validly exercised as to any of the Stock, the Secretary of the Company shall issue a certificate or certificates in the Optionee’s name for the number of shares set forth in his written notice. However, the Company shall not be liable to the Optionee for damages relating to any delays in issuing the certificate(s) to him, any loss of the certificate(s), or any mistakes or errors in the issuance of the certificate(s) or in the certificate(s) themselves.

3.    Term of Employment. This Option shall not grant to Optionee any right to continue serving as an employee of the Company.

4.    Notices; Deliveries. Any notice or delivery required to be given under the terms of this Option Agreement shall be addressed to the Company in care of its Secretary at its principal office, 100 Caster Avenue, Vaughan, Ontario Canada L4L 5Y9, and any notice or delivery to be given to Optionee shall be addressed to him at such address as the Optionee may hereafter designate in writing. Any such notice or delivery shall be effective as of the date of receipt.

5.    Disputes. As a condition of the granting of the Option hereby, the Optionee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Board in its sole discretion and judgment, and that any such determination and any interpretation by the Board of the terms of this Option shall be final and shall be binding and conclusive, for all purposes, upon the Company, Optionee, his heirs and personal representatives.

6.    Legend on Certificates. The certificate(s) representing the shares of Stock purchased by exercise of this Option will be stamped or otherwise imprinted with a legend in such form as the Company or its counsel may require with respect to any applicable restrictions on the sale or transfer of such shares and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares.

7.    Miscellaneous.

(a)    All decisions of the Board upon any questions arising under the Plan or under this Option Agreement shall be conclusive.

(b)    Nothing herein contained shall affect Optionee’s right to participate in and receive benefits from and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company.

(c)    Optionee agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax, withholding requirements or like requirements, including the payment to the Company at the time of exercise of the Option of all such taxes and requirements.

(d)    Whenever the term "Optionee" is used herein under circumstances applicable to any other person or persons to whom this Option, in accordance with the provisions hereof, may be transferred, the word "Optionee" shall be deemed to include such person or persons.

(e)    Notwithstanding any of the other provisions hereof, Optionee agrees that he will not exercise this Option and that the Company will not be obligated to issue any of the Stock pursuant to this Option Agreement, if the exercise of the Option or the issuance of such shares of Common Stock would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority or na-tional securities exchange. Upon the acquisition of any Stock pursuant to the exercise of the Option herein granted, Optionee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

(f)    This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company. The interpretation, performance and enforcement of this Option Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has, as of the date and place first above written, caused this Agreement to be executed on its behalf and the Optionee has hereunto set his hand as of the date and place first above written, which date is the date of grant of this Option.

	Axion Power International, Inc.	Charles Mazzacato

By:	/s/ Thomas Granville	/s/ Charles Mazzacato
	Thomas Granville, Chairman	Charles Mazzacato

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